Exhibit 10.34
AMENDMENT NO. 3 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT
          This AMENDMENT NO. 3 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of July 19, 2011 is by and among BLUESTEM BRANDS, INC. (the “Borrower”), each of the Lenders party to the Credit Agreement (as defined below) as of the date hereof, and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (“Administrative Agent”).
R E C I T A L S:
          WHEREAS, Administrative Agent, Lenders and Borrower are parties to that certain Second Amended and Restated Credit Agreement dated as of August 20, 2010 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”); capitalized terms used and not defined herein shall have the meanings assigned to them in the Credit Agreement, as amended hereby; and
          WHEREAS, the Borrower has requested that the Lenders amend the Credit Agreement pursuant to the terms and conditions set forth herein;
          NOW, THEREFORE, in consideration of the premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Section 1. Amendments to Credit Agreement. Immediately upon the satisfaction of each of the applicable conditions precedent set forth in Section 2 of this Amendment, the following amendments to the Credit Agreement shall become effective:
     (a) Amendment to Section 1.01. Clause (a)(vi) of the definition of “Consolidated Adjusted EBITDA” is hereby amended and restated in its entirety as follows:
“(vi) for the period from, and including, (x) the Closing Date to, and including, the last day of the first Fiscal Quarter to end after the Closing Date, other fees and expenses in an amount not to exceed $6,500,000 paid in connection with the SPV Credit Documents and the transactions contemplated therein and the refinancing or replacement of credit facilities existing prior to the Closing Date and (y) July 19, 2011, and including, the last day of the first Fiscal Quarter to end after the Third Amendment Date, other fees and expenses in an amount not to exceed $3,000,000 paid in connection with the Third Amendment and the transactions contemplated therein and the refinancing or replacement of credit facilities existing prior to the Third Amendment Date,”
     (b) Amendment to Section 1.01. The definition of “Consolidated Fixed Charges” is hereby amended and restated in its entirety as follows:
““Consolidated Fixed Charges” means, with reference to any period, without duplication, Consolidated Cash Interest Expense plus any administration fees owed pursuant to the fee letter under the SPV Credit Documents and any commitment fees owed pursuant to the SPV Credit Agreement and under this Agreement, plus scheduled principal payments on Indebtedness made during such period (not including principal payments under the SPV Credit Agreement or under this Agreement), plus the amount of any prepayment premiums or other similar fees paid in connection with the SPV Credit Documents or the Loan Documents (excluding any prepayment premiums or other similar fees paid (directly or indirectly) from the net proceeds of an Initial Public Offering), plus income and franchise taxes paid in cash net of income and franchise tax refunds (but not less than zero), plus (x) dividends or distributions paid in cash and (y) any other restricted payments permitted under Section 6.08(a)(iii), (iv), (v) and (vi) and paid in cash, all calculated for the Borrower and its Subsidiaries on a consolidated basis.”
     (c) Amendment to Section 1.01. The definition of “Consolidated Interest Expense” is hereby amended and restated in its entirety as follows:
““Consolidated Interest Expense” shall mean, for any period, total interest expense (including that portion attributable to Capital Lease Obligations, but excluding any portion attributable to leases characterized as operating leases under FASB ASC 840 as in effect as of the date hereof but characterized as Capital Lease Obligations following changes to FASB ASC 840 taking effect after the date hereof) of the Servicer Consolidated Group for such period with respect to all outstanding Indebtedness of the Servicer Consolidated Group (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Servicer Consolidated Group for such period in accordance with GAAP.”
     (d) Amendment to Section 1.01. Clause (h) of the definition of “Indebtedness” is hereby amended and restated in its entirety as follows:
“(h) all Capital Lease Obligations of such Person (excluding any liability with respect to leases characterized as operating leases under FASB ASC 840 as in effect as of the Third Amendment Date but characterized as Capital Leases following changes to FASB ASC 840 taking effect after the Third Amendment Date),”
     (e) Amendment to Section 1.01. Section 1.01 is hereby amended by amending and restating the following defined terms to read in their entirety as follows:
““Change in Control” means any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Control Parties and any of their Affiliates (a) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of the Borrower or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Borrower.”
““Control Parties” means one or more of: (i) Bain Capital Venture Fund, L.P., BCIP Associates III, LLC, BCIP Associates III-B, LLC, Bain Capital Venture Fund 2001, L.P., Bain Capital Venture Fund 2007, L.P., BCIP Venture Associates, BCIP Venture Associates B and Brookside Capital Partners Fund, L.P. and (ii) Battery Ventures VI, L.P. and Battery Investment Partners VI, LLC.”
     (f) Amendment to Section 1.01. Section 1.01 is hereby amended by inserting, in their proper alphabetical order, the following new definitions:
““Third Amendment” means that Amendment No. 3 to Second Amended and Restated Credit Agreement dated as of July 19, 2011 among the Borrower, Administrative Agent and Lenders.”
““Third Amendment Date” means the date the conditions set forth in Section 2 of the Third Amendment are satisfied.
     (g) Amendment to Section 1.01. Section 1.01 is hereby amended by deleting in their entirety the following defined terms: “LTM EBITDA Margin”, “Petters Group”, and “Total Payment Ratio” and all references thereto shall be deleted.
     (h) Amendment to Section 5.04(c). Section 5.04(c) is hereby amended and restated in its entirety as follows:
     “(c) such liabilities would not result in aggregate liabilities in excess of $3,500,000 and none of the Collateral becomes subject to forfeiture or loss as a result of the contest.”
     (i) Amendment to Section 6.14(b). Section 6.14(b) is hereby amended and restated in its entirety as follows:
     “[Intentionally Omitted]”
     (j) Amendment to Section 6.14(c). Section 6.14(c) is hereby amended and restated in its entirety as follows:
     “[Intentionally Omitted]”
     (k) Amendment to Section 6.14(d). Section 6.14(d) is hereby amended and restated in its entirety as follows:

     ““Minimum Net Liquidity. The Servicer Consolidated Group’s Net Liquidity shall be equal to or greater than $22,500,000 (measured as of the last day of each fiscal month of the Servicer) after giving effect to any payments under this Agreement or the SPV Credit Agreement on such date of measurement.”
     (l) Amendment to Section 6.15. Section 6.15 is hereby amended and restated in its entirety as follows:
“Portfolio Covenants. So long as the SPV Credit Agreement is in effect, the Borrower shall not violate the following performance measurements, in each case to be determined on a monthly basis as of the last calendar day of any calendar month following the Closing Date and calculated on the first Determination Date occurring after such last calendar day of such calendar month (and based on the information for the preceding calendar month or months, as applicable, set forth in any Monthly Servicing Report related to such Determination Date):
     (a) The average Principal Payment Ratio for the preceding three-month period shall be greater than (1) for any three month period ending on any date from February 1 to and including October 31 of the applicable calendar year, 4.75% and (2) otherwise, 4.50%.
     (b) The average Principal Default Ratio for the preceding three-month period shall be less than (1) for any three-month period ending on any date from April 1 to and including August 31 of the applicable calendar year, 24.00% and (2) otherwise, 28.00%.
     (c) The average Principal Delinquency Ratio for the preceding three-month period shall be less than 14.50%.
     (d) The average Excess Spread Ratio for the preceding three-month period shall be greater than 8.00%.
     (e) The average Adjusted Excess Spread Ratio for the preceding three-month period shall be greater than —4.00% (negative four percent).”
     (m) Amendment to Subsection 7(k). Subsection 7(k) is hereby amended by replacing the reference to “$2,500,000” with a reference to “$3,500,000”.
Section 2. Conditions Precedent to Effectiveness of Amendment. This Amendment shall be effective on the date on which (i) this Amendment shall have been duly executed and delivered by the parties hereto, (ii) Administrative Agent shall have received fully executed copies of the Amended and Restated Servicing Agreement, Amended and Restated SPV Credit Agreement, and all documents related thereto, in each case, in form and substance reasonably satisfactory to Administrative Agent and (iii) the Borrower shall have paid to the Administrative Agent, and the Administrative Agent shall have received, for the benefit of the Lenders, in immediately available funds, as consideration for the execution and delivery of this Amendment, an amendment fee in an amount equal $100,000, which fee missing (x) & (y) is non-refundable and fully earned on the date hereof.
Section 3. Representations, Warranties and Covenants. In order to induce Administrative Agent and Lenders to enter into this Amendment, Borrower represents, warrants and covenants to

Administrative Agent and Lenders, upon the effectiveness of this Amendment, which representations, warranties and covenants shall survive the execution and delivery of this Amendment, that:
          (a) No Default; etc. No Event of Default and no event or condition which, merely with notice or the passage of time or both, would constitute an Event of Default, has occurred and is continuing after giving effect to this Amendment or would result from the execution or delivery of this Amendment or the consummation of the transactions contemplated hereby.
          (b) Power and Authority; Authorization. Borrower has the corporate power and authority to execute and deliver this Amendment and to carry out the terms and provisions of the Credit Agreement, as amended by this Amendment, and the execution and delivery by Borrower of this Amendment, and the performance by Borrower of its obligations hereunder and under the Loan Documents have been duly authorized by all requisite corporate action by Borrower.
          (c) Execution and Delivery. Borrower has duly executed and delivered this Amendment.
          (d) Enforceability. This Amendment and the Credit Agreement, as amended by this Amendment, constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ right generally, and by general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          (e) Representations and Warranties. All of the representations and warranties contained in the Credit Agreement and in the other Loan Documents (other than those which speak expressly only as of a different date) are true and correct in all material respects as of the date hereof after giving effect to this Amendment and the transactions contemplated hereby.
Section 4. Consent to Amendments or Consents to the Amended and Restated Servicing Agreement, Amended and Restated SPV Credit Agreement, the Amended and Restated Receivables Purchase Agreement, the Amended and Restated Equity Pledge Agreement, the Amended and Restated Holdings Letter Agreement, Amended and Restated SPV Security Agreement. By their execution of this Amendment, the Lenders and the Administrative Agent hereby consent (to the extent required) to the execution and delivery by the Borrower of the Amended and Restated Servicing Agreement, the Amended and Restated SPV Credit Agreement, the Amended and Restated Receivables Purchase Agreement, the Amended and Restated Equity Pledge Agreement, the Amended and Restated Holdings Letter Agreement and the Amended and Restated SPV Security Agreement and this Amendment shall constitute proper notice under the Loan Documents (to the extent required) with respect to such amendments.
Section 5. Miscellaneous.
          (a) Effect; Ratification. Borrower acknowledges that all of the reasonable legal expenses incurred by Administrative Agent in connection herewith shall be reimbursable under Section 9.03 of the Credit Agreement. The amendments set forth herein are effective solely for the purposes set forth herein and shall be limited precisely as written, and shall not be deemed to (i) be a consent to any amendment, waiver or modification of any other term or condition of the Credit Agreement, as amended hereby, or of any other Loan Document or (ii) prejudice any right or rights that Administrative Agent or any Lender may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Document. Each reference in the Credit Agreement to “this Agreement”, “herein”, “hereof” and words of like import and each reference in the other Loan Documents to the “Credit Agreement” shall mean the Credit Agreement as amended hereby. This Amendment shall be construed in connection with and as part of the Credit Agreement and all terms, conditions, representations, warranties, covenants and agreements set forth in the Credit Agreement and each other Loan Document, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.
          (b) Counterparts. This Amendment may be executed via facsimile transmission in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute one and the same instrument.
          (c) Severability. In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
          (d) Loan Document. This Amendment shall constitute a Loan Document.
          (e) Reaffirmation of Guaranties. Borrower hereby reaffirms its Secured Obligations and Guaranteed Obligations.
          (f) Governing Law. This Amendment shall be governed by and construed in accordance with, the internal laws of the State of New York.
[Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to Second Amended and Restated Credit Agreement to be duly executed by their respective authorized officers as of the date first above written.

BLUESTEM BRANDS, INC.
By:	/s/ Mark P. Wagener
	Name:	Mark P. Wagener
	Title:	EVP, Chief Financial Officer

JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent, and Lender
By:	/s/ Bradford R. Kuhn
	Name:	Bradford R. Kuhn
	Title:	Duly Authorized Signatory

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Elizabeth J. Limpert
	Name:	Elizabeth J. Limpert
	Title:	Vice President